SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                               Webvan Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   94845V-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                                  Page 1 of 16
                            Exhibit Index on Page 15

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 2 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners, L.P. ("BCP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        32,043,432 shares, except that BCMC, the general partner of BCP, may
              SHARES                          be deemed to have sole power to vote these shares, and David M. Beirne
           BENEFICIALLY                       ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley
      OWNED BY EACH REPORTING                 ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"),
              PERSON                          Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"),
               WITH                           the members of BCMC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              32,043,432 shares, except that BCMC, the general partner of BCP, may be deemed to have sole power to dispose of these shares, and Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       32,043,432
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.73%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 3 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund, L.P. ("BFF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,478,544  shares,  except that BCMC, the general partner of BFF,  may be
              SHARES                          deemed to have  sole  power to vote  these  shares, and Beirne, Dunlevie,
           BENEFICIALLY                       Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may
     OWNED BY EACH  REPORTING                 be deemed to have  shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,478,544 shares, except that BCMC, the general partner of BFF, may be deemed to have sole power to dispose of these shares, and Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,478,544
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.94%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 4 of 16 Pages
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co., L.L.C. ("BCMC")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              SHARES                          4,478,544 are directly owned by BFF.  BCMC, the general partner of BCP
           BENEFICIALLY                       and BFF, may be deemed to have sole power to vote these shares,  and
    OWNED BY EACH REPORTING                   Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the
              PERSON                          members of BCMC, may be deemed to have shared power to vote these
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. BCMC, the general partner of BCP and BFF, may be deemed to have sole power to dispose of these shares, and Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock,
                                              the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,521,976
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 5 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David M. Beirne ("Beirne")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Beirne is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed  to have  shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Beirne is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,521,976
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 6 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Bruce W. Dunlevie ("Dunlevie")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              25,932 shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Dunlevie is a member of BCMC,
               WITH                           the  general  partner  of BCP  and  BFF,  and  may be  deemed  to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              25,932 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Dunlevie is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,547,908
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.68%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 7 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. William Gurley ("Gurley")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              2,967 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Gurley is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed  to have  shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,967 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Gurley is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,524,943
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 8 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kevin R. Harvey ("Harvey")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Harvey is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed  to have  shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Harvey is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,521,976
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 9 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              2,004 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Kagle is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed  to have  shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,004 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Kagle is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,523,980
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 10 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Andrew S. Rachleff ("Rachleff")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              1,932 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Rachleff is a member of BCMC,
               WITH                           the  general  partner  of BCP  and BFF,  and  may be  deemed  to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,932 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Rachleff is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,523,908
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 94845V-10-7                                             13 G                           Page 11 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Steven M. Spurlock ("Spurlock")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              3,961 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 36,521,976 shares, of which 32,043,432 are directly owned by BCP and
              PERSON                          4,478,544 are directly owned by BFF.  Spurlock is a member of BCMC,
               WITH                           the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,961 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              36,521,976 shares, of which 32,043,432 are directly owned by BCP and
                                              4,478,544 are directly owned by BFF. Spurlock is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,525,937
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.67%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                                                                                      Page 12 of 16


ITEM 1(A).        NAME OF ISSUER

                  Webvan Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  310 Lakeside Drive
                  Foster City, CA  94404

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership
                  ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark
                  Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne
                  ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey
                  ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock
                  ("Spurlock"), the members of BCMC.  The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley,
                  Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company.
                  Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  Common Stock
                  CUSIP # 94845V-10-7

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                        (a)      Amount beneficially owned:
                                 -------------------------

                                    See Row 9 of cover page for each Reporting Person.

                                                                                                      Page 13 of 16

                        (b)      Percent of Class:
                                 ----------------

                                    See Row 11 of cover page for each  Reporting Person.

                        (c)      Number of shares as to which such person has:
                                 --------------------------------------------

                                (i)      Sole power to vote or to direct the vote:
                                         ----------------------------------------

                                                     See Row 5 of cover page for each Reporting Person.

                                (ii)     Shared power to vote or to direct the vote:
                                         ------------------------------------------

                                                     See Row 6 of cover page for each Reporting Person.

                                (iii)    Sole power to dispose or to direct the disposition of:
                                         -----------------------------------------------------

                                                     See Row 7 of cover page for each Reporting Person.

                                (iv)     Shared power to dispose or to direct the disposition of:
                                         -------------------------------------------------------

                                                     See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY
                  --------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable


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                                                                                                      Page 14 of 16


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                                          BENCHMARK CAPITAL PARTNERS, L.P.,
                                                          a Delaware Limited Partnership
                                                          By:  Benchmark Capital Management Co., L.L.C.,
                                                               a Delaware Limited Liability Company
                                                               Its General Partner

                                                          BENCHMARK FOUNDERS' FUND, L.P.,
                                                          a Delaware Limited  Partnership
                                                          By:  Benchmark Capital Management Co., L.L.C.,
                                                               a Delaware Limited Liability Company
                                                               Its General Partner

                                                          BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                                          a Delaware Limited Liability Company


                                                          By:    /s/  Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Managing Member



                                                          DAVID M. BEIRNE
                                                          BRUCE W. DUNLEVIE
                                                          J. WILLIAM GURLEY
                                                          KEVIN R. HARVEY
                                                          ROBERT C. KAGLE
                                                          ANDREW S. RACHLEFF
                                                          STEVEN M. SPURLOCK



                                                          By:    /s/  Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Attorney-in-Fact*


     *Signed pursuant to a Power of Attorney dated February 13, 2001 and filed with the SEC on February 14, 2001.




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                                                                                                      Page 15 of 16




                                  EXHIBIT INDEX




                                                                                                      Found on
                                                                                                    Sequentially
Exhibit                                                                                             Numbered Page
-------                                                                                             -------------
Exhibit A:  Agreement of Joint Filing                                                                    16





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

                                                                   Page 16 of 16



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The Reporting  Persons hereby agree that a single Schedule 13G
(or any amendment  thereto)  relating to the Common Stock of Webvan Group,  Inc.
shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.